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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported)     APRIL 26, 1995



                           PROTECTIVE LIFE CORPORATION
             (Exact name of registrant as specified in its charter)


            DELAWARE                      0-9924               95-2492236
  (State or other jurisdiction          (Commission           (IRS Employer
        of incorporation)              File Number)        Identification No.)


    2801 HIGHWAY 280 SOUTH, BIRMINGHAM, ALABAMA                   35223
     (Address of principal executive offices)                  (Zip Code)


      Registrant's telephone number, including area code     (205) 879-9230


                                       N/A
         (Former name or former address, if changed since last report.)
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Item 5.   OTHER EVENTS.

     On April 26, 1995, Registrant issued a press release with respect to its earnings which is attached hereto as Exhibit A.









                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        PROTECTIVE LIFE CORPORATION


                                        BY /s/ Jerry W. DeFoor
                                           ------------------------------------
                                           Jerry W. DeFoor
                                           Vice President and Controller

Dated:  April 27, 1995


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                                                                       EXHIBIT A

April 26, 1995



FOR IMMEDIATE RELEASE


PROTECTIVE LIFE CORPORATION ANNOUNCES RECORD EARNINGS

Protective Life Corporation (NYSE: PL) announced first quarter results today. The Company's operating income, which excludes realized investment gains and related amortization, was a record $1.26 per share in the 1995 first quarter, a 16% increase over the $1.09 per share last year. Consolidated net income for the first quarter of 1995 was $19.0 million or $1.38 per share, also a record, representing a 14% increase over the $16.6 million or $1.21 per share reported for the 1994 first quarter.

Drayton Nabers, Jr., President and Chief Executive Officer of the Company commented: "Our first quarter earnings were in line with our plans. We are pleased with our sales momentum and believe our Company is well positioned to continue its growth."

At March 31, 1995, the Company's assets were $6.5 billion. Stockholders' equity per share was $29.52 (excluding $4.18 per share of unrealized investment losses resulting from marking the Company's securities to market values).

Operating return on average equity for the twelve months ending March 31, 1995 was 18.5%. (Average equity excludes the effect of unrealized losses on stockholders' equity.)


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